Exhibit 99.1

MC - 367175 Certificate of Registration By Way of Continuation I, GRACE A. BELL Deputy Registrar of Companies in and for the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by Pátria Investments Limited an Exempted Company registered by way of continuation in the Cayman Islands with Limited Liability with effect from 12th day of October Two Thousand Twenty Given under my hand and Seal at George Town in the Island of Grand Cayman this 12th day of October Two Thousand Twenty /S/Grace A. Bell Deputy Registrar of Companies, Cayman Islands. Authorisation Code : 885475619361 www.verify.gov.ky 19 October 2020